Exhibit 5.1

September 7, 2017

Westpac Banking Corporation

Westpac Place
275 Kent Street
Sydney, New South Wales 2000
Australia

Westpac Banking Corporation
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as New York counsel to Westpac Banking Corporation (the “Bank”), a corporation incorporated in the Commonwealth of Australia (“Australia”) under the Corporations Act 2001 of Australia and registered in New South Wales, in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of its Registration Statement on Form F-3 (the “Registration Statement”), relating to the offer and sale by the Bank from time to time of securities of the Bank (the “Securities”) to be issued pursuant to an Indenture (the “Indenture”), dated as of September 7, 2017, between the Bank and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

As used herein, the term “Australian Law” means the laws of Australia and the State of New South Wales, as applicable.

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials and officers and representatives of the Bank as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed with your permission, without independent investigation or inquiry, (i) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (ii) the due authorization, execution and delivery of the Indenture by the Trustee and (iii) the enforceability of the Indenture against the Trustee and, in so far as it is governed by Australian Law, against the Bank.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                                      When (i) the terms of the Securities have been duly authorized and approved by all necessary action of the Board of Directors or an Authorized Officer, (ii) the terms of the Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank and (iii) the Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors or an Authorized Officer, the Securities will be validly issued and, in so far as they are governed by the laws of the State of New York, will constitute valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms, except that we express no opinion as to the provisions of Articles IV (excluding Sections 4.6 and 4.7), V and VI of the Indenture, which are governed by the laws of the State of New South Wales, Australia.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We have relied upon the opinion, dated today and addressed to you, of King & Wood Mallesons, the Bank’s Australian counsel, as to certain matters of Australian Law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP